Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC OPERATOR FILES FOR BANKRUPTCY

WESTLAKE VILLAGE, CALIFORNIA, July 10, 2025 – LTC Properties Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, learned yesterday that Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy.

Affiliates of Genesis lease six skilled nursing centers in New Mexico (five) and Alabama (one) with a total of 782 beds under a master lease with LTC. The master lease matures on April 30, 2026 and provides three 5-year renewal options. On June 3, 2025, LTC received Genesis’ written notice of its exercise of a 5-year extension option, which would extend the term of the lease to April 30, 2031. Annualized revenue and annualized contractual cash revenue from Genesis were $8.4 million and $9.5 million, respectively, representing 4.5% and 5.1% of LTC’s annualized revenue and annualized contractual cash revenue, respectively, as of March 31, 2025. Genesis has paid their contractual rent through July 2025. LTC holds $4.7 million of security from Genesis as required by the master lease in a letter of credit.

About LTC Properties

LTC is a real estate investment trust (REIT) focused on seniors housing and health care properties, investing through RIDEA, triple-net leases, joint ventures, and structured finance solutions. The Company’s portfolio includes nearly 200 properties across approximately 25 states, operated by 25+ partners. Based on gross real estate investments, assets are evenly balanced between seniors housing and skilled nursing centers. Learn more at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.